Exhibit (h)(14)

[Liberty Street Advisors, Inc. Letterhead]

August 27, 2008

Mr. Stacey Hong, President

Forum Funds

Three Canal Plaza, Suite 600

Portland, Maine 04101

RE:	Contractual Expense Limitation and Reimbursements

Dear Mr. Hong:

Liberty Street Advisors, Inc. (the “Adviser”) agrees to waive its investment advisory fee and reimburse expenses as necessary to ensure that total annual operating expenses (excluding taxes, interest, portfolio transaction expenses and extraordinary expenses) for Liberty Street Horizon Fund (the “Fund”), a series of the Forum Funds (the “Trust”), do not exceed 1.25%, 1.50% and 2.00%, for Institutional Shares, A Shares and C Shares, respectively, for the period of August 31, 2008 through August 31, 2009.

This agreement can only be terminated or amended upon the approval of the Trust’s Board of Trustees and is automatically terminated if the Adviser is no longer a service provider to the Fund. Unless otherwise amended or terminated, this agreement will terminate on August 31, 2009.

Very truly yours,

Liberty Street Advisors, Inc.

By:	/s/ Victor J. Fontana
Victor J. Fontana
Chief Operating Officer